Ex. (l)

December 24, 2009

BofA Funds Series Trust

One Financial Center

Boston, MA 02111

Gentlemen:

With respect to our purchase from you of $100,000 in shares of beneficial interest in Trust Class shares of Columbia Daily Cash Reserves of BofA Funds Series Trust (the “Trust”), we hereby advise you that we are purchasing such shares with no intention to dispose of such shares either through resale to others or redemption by the Trust.

Very truly yours, FIM Funding, Inc.

By:	/s/ Joseph DiMaria
Name:	Joseph F. DiMaria
Title:	Director